Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-293436) of our report dated April 15, 2026, with respect to the consolidated and combined financial statements of Solidion Technology, Inc. (the “Company”) included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Hartford, CT

April 15, 2026